Exhibit 10.2
[Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed; such omissions have been marked with “[***]”.]

EIGHTH AMENDMENT TO RETAILER PROGRAM AGREEMENT
(Sleep Number)

THIS EIGHTH AMENDMENT TO RETAILER PROGRAM AGREEMENT (this “Amendment”) is entered into as of October 16, 2023, and amends that certain Retailer Program Agreement, made as of January 1, 2014 (as amended, modified and supplemented from time to time, the “Agreement”), by and between Synchrony Bank (“Bank”) Sleep Number Corporation, formerly known as Select Comfort Corporation (“Sleep Number”), and Select Comfort Retail Corporation (“SCRC” and collectively with Sleep Number, “Retailer”). Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement.

WHEREAS, Bank and Retailer desire to amend the Agreement to add installment products to the Program.

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:

I.    AMENDMENTS TO THE AGREEMENT

1.1    Addition of a new Appendix D. A new Appendix D is added to the Agreement and is attached to this Amendment as Attachment 1.

II.    GENERAL

2.1    Authority for Amendment. Retailer represents and warrants to Bank that the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of Retailer and upon execution by all parties, will constitute a legal, binding obligation of Retailer.

2.2    Effect of Amendment. Except as specifically amended hereby, the Agreement, and all terms contained therein, remains in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof.

2.3    Binding Effect; Severability. Each reference herein to a party hereto shall be deemed to include its successors and assigns, all of whom shall be bound by this Amendment and in whose favor the provisions of this Amendment shall inure. In case any one or more of the provisions contained in this Amendment shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

2.4    Further Assurances. The parties hereto agree to execute such other documents and instruments and to do such other and further things as may be necessary or desirable for the execution and implementation of this Amendment and the consummation of the transactions contemplated hereby and thereby.

2.5    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Utah, without regard to principles of conflicts of laws.

2.6    Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be executed by their respective duly authorized officers to be effective as provided herein. The parties expressly consent and agree that this Amendment may be electronically signed. The parties agree that electronic signatures appearing on this Amendment shall be treated, for purposes of validity, enforceability, and admissibility, the same as hand-written signatures.

	SYNCHRONY BANK		SLEEP NUMBER CORPORATION SELECT COMFORT RETAIL CORPORATION
By:	/s/ Anthony Foster	By:	/s/ Melissa Barra
Its:	SVP	Its:	Chief Sales and Services Officer

Exhibit 10.2

            Attachment 1

APPENDIX D
INSTALLMENT LOANS

For an initial pilot period, Bank and Retailer agree to add closed-end installment loans as a new financing product under the Program (the “Installment Product”). This Appendix establishes the terms and conditions for the Installment Product offered under the Program.
A.    It is the intention of Bank and Retailer that the provisions of the Agreement shall apply to installment loans to the greatest extent possible. References to “Accountholder” in the Agreement are deemed to include individuals who have applied for and been approved for an Installment Account. References to “Account” in the Agreement shall be deemed to include Installment Accounts. References to “Charge Transaction Data” will not include amounts settled under Credit Agreements. Unless otherwise noted herein, references to “Net Program Sales” will include sales on Installment Accounts, including any Initial Payment. In addition, as used herein, “Credit Agreement” means the closed-end credit agreement between Bank and each Accountholder pursuant to which such Accountholder may make a purchase financed on installment credit provided by Bank together with any modifications or amendments which may be made to such agreement, as well as any related notes. “Installment Account” means the legal relationship established by and between an Accountholder and Bank pursuant to a Credit Agreement, together with all Indebtedness owing thereunder from time to time and any current or future guaranties, security, or other credit support therefor.
B.    The rights and responsibilities of Bank and Retailer under the Program apply to credit provided through closed-end installment loans, except in any circumstance in which a provision purports to deal solely with issues relating to revolving credit and, in such case, if there is an analogous or comparable right or responsibility with respect to installment credit, then such provision shall be deemed revised to the extent necessary to apply to such corresponding right or responsibility (e.g., Bank’s right to establish credit lines and authorize purchases under the Program shall be deemed revised so as to refer to Bank’s right to assign loan amounts and establish credit terms under the Installment Product). If there is no such analogous or comparable right or responsibility, then such provision applies solely to revolving credit extended under the Program.
C.    Retailer and Bank will work together in good faith to integrate the offering of the Installment Product with Retailer’s website and internet sales processes, including allowing applications for the Installment Product to be processed through Retailer’s website and use of the Installment Product for online purchases. Notwithstanding anything to the contrary, subject to the requirements of applicable law, the parties will mutually agree on the execution of presenting consumers the choice of an Installment Product or any credit-based promotion, including presenting both options at the same time, only one option, or one option following the other option. The targeted start date for the Installment Product is on or around October 17, 2023 (the “Installment Effective Date”).
D.     The initial pilot for the Installment Product will continue for a [***] (the “Installment Pilot Term”). Bank and Retailer agree to enter into good faith negotiations no less than 90 days prior to the expiration of the Installment Pilot Term regarding extension of the Installment Product.
E.    During the Installment Pilot Term, pricing applicable to the consumer APR and loan term made available under the Installment Product (the “Installment Product Offer”) will [***]. During the Installment Pilot Term, [***]. Retailer acknowledges that the Retailer Fee Percentages for Installment Product Offers may be changed by Bank as allowed in the Agreement.
F.    Notwithstanding anything to the contrary, Bank and Retailer acknowledge that Installment Product transactions will utilize the MasterCard network for settlement, and as such, will be subject to Retailer’s agreement with any processor that processes MasterCard transactions. Any MasterCard fees charged to Retailer to process settlement of an Installment Account are the sole responsibility of Retailer.

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Exhibit 10.2
G.    If Bank is unable to approve an application for a loan in the amount of the purchase, Bank may approve the application at a lower amount and the consumer will be required to reduce the amount of their purchase. Alternatively, Bank may permit the consumer to use the monthly Installment Product for the purchase, without reducing the purchase amount, on the condition that the consumer makes a separate payment to Bank (the “Initial Payment”) before using the Loan Product. The amount of the Initial Payment will be the difference between the full purchase amount and the approved loan amount. Bank will present the consumer with the option to make the Initial Payment. To make the Initial Payment, the consumer will be required to provide Bank with payment details, such as credit or debit card information.

H.    No later than 20 days after the end of each calendar month, Bank will invoice Retailer an amount equal to the previous month’s net sales on Installment Accounts, multiplied by the applicable Retailer Fee Percentage(s). The amount due from Retailer will be processed as a merchant adjustment no later than 30 days after the end of each calendar month. For the purpose of calculating the Installment Retailer Fee Percentage as set forth in this Section H, Bank will calculate the fee on the total purchase amount, including any Initial Payment. For clarity, net sales will be calculated consistent with how Net Program Sales is calculated under the Program.

I.    Bank will establish the standard Account terms and credit criteria to be applied with respect to Installment Accounts and may modify such terms and criteria from time to time, including (i) the interest rates/APR applicable to Installment Accounts, as well as all other terms upon which credit will be extended to Accountholders thereunder, and (ii) the credit criteria applicable to the establishment of Installment Accounts and the assignment of loan amounts. Section 5(d) (“Expanded Underwriting”) will not apply to the processing of applications for Installment Accounts.
J.    The chargeback provisions of the Agreement will apply to purchases made on Installment Accounts, except for Section 9(a)(ix) with respect to Card-Not-Present Purchase transactions. To the extent a chargeback is initiated by an Accountholder with respect to an Installment Account transaction that is processed through the card network system, the chargeback will be governed by the applicable card network association rules.
K.    Capitalized terms not otherwise defined in this Appendix have the meanings given to such terms in the Agreement.

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